                                                                    EXHIBIT 99.1



                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                             Financial Statements

                          December 31, 1999 and 1998

                  (With Independent Auditors' Report Thereon)
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                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN


                               Table of Contents




                                                                            Page

Independent Auditors' Report                                                  1

Statements of Financial Condition                                             2

Statements of Income and Changes in Plan Equity                               3

Notes to Financial Statements                                                 4

                         Independent Auditors' Report


The Human Resources, Compensation and Employee
   Benefits Committee of the Board of Directors
Trigon Healthcare, Inc.:


We have audited the accompanying statements of financial condition of the Trigon Healthcare, Inc. Employee Stock Purchase Plan (Plan) as of December 31, 1999 and 1998, and the related statements of income and changes in plan equity for the years ended December 31, 1999 and 1998 and the period May 1, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 1999 and 1998 and the income and changes in plan equity for the years ended December 31, 1999 and 1998 and the period May 1, 1997 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Richmond, Virginia
April 14, 2000
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                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                       Statements of Financial Condition

                          December 31, 1999 and 1998


                                                         1999          1998
                                                    -------------   -----------
Assets:
  Investments, at estimated fair value -           $ 3,670,355       2,967,244
    Trigon Healthcare, Inc. Class A
    common stock (cost, $3,109,078 and
    $1,860,570, respectively)
  Contributions receivable:
    Employee                                           292,564         259,215
    Employer                                            51,629          45,745
                                                    -----------     -----------
           Total assets                            $ 4,014,548       3,272,204
                                                    ===========     ===========

Plan equity                                        $ 4,014,548       3,272,204
                                                    ===========     ===========


See accompanying notes to financial statements.


                                       2
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                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                Statements of Income and Changes in Plan Equity

                  Years ended December 31, 1999 and 1998 and
           Period May 1, 1997 (inception) through December 31, 1997



                                                                                     May 1, 1997
                                                                                       through
                                                                                     December 31,
                                                             1999          1998          1997
                                                          ----------    ----------   ------------
Income:
    Net unrealized appreciation (depreciation) in
      fair value of investments                          $  (545,397)    1,000,638      106,036
    Contributions:
      Employee                                             1,383,148     1,318,963      748,958
      Employer                                               244,085       232,758      132,169
                                                          -----------  ------------   ----------
           Total contributions                             1,627,233     1,551,721      881,127
                                                          -----------  ------------   ----------
           Total income                                    1,081,836     2,552,359      987,163

Distributions to employees                                   339,492       240,391       26,927
                                                          -----------  ------------   ----------
           Net increase in plan equity                       742,344     2,311,968      960,236

Plan equity, beginning of period                           3,272,204       960,236          --
                                                          -----------  ------------   ----------
Plan equity, end of period                               $ 4,014,548     3,272,204      960,236
                                                          ===========  ===========    ==========



See accompanying notes to financial statements.


                                       3
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                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                         Notes to Financial Statements

                          December 31, 1999 and 1998



(1)     Summary of Significant Accounting Policies

        (a)    Organization

               The Trigon Healthcare, Inc. Employee Stock Purchase Plan (Plan) was adopted by the Board of Directors and approved by the shareholders of Trigon Healthcare, Inc. (Company) in April 1997 for the purpose of providing a means by which the employees (Participant) of the Company and its subsidiaries can be given an opportunity to acquire the Company's Class A common stock (Common Stock) through payroll deductions.

               The following are the significant accounting policies followed by the Plan:

        (b)    Basis of Accounting

               The financial statements of the Plan are prepared under the accrual method of accounting. Accordingly, employee contributions to the Plan are recorded as of the date the contributions are withheld from the Participants' compensation. Employer contributions are recorded as of the last day of each calendar quarter and represent the fifteen percent discount given to Participants under the Plan's provisions. Distributions to Participants are accounted for at the average historical cost of the Common Stock distributed, plus cash paid in lieu of fractional shares, where applicable. Cash paid by the Company in lieu of fractional shares is accounted for at the fair market value of the shares at the time of the distribution. The Company will also separately refund to any withdrawing Participant employee contributions which have been withheld but have not been forwarded to the Plan for the purchase of Common Stock.

        (c)    Investment Valuation

               The investments in Common Stock are stated at estimated fair value, based on the closing price on the New York Stock Exchange on the last trading day of the period. Investment transactions are recorded on a trade date basis.

        (d)    Administrative Expenses

               The Company pays all administrative expenses of the Plan. Administrative expenses incurred by the Company during 1999, 1998 and 1997 were $16,870, $25,317 and $20,967, respectively.

        (e)    Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including disclosure of contingent assets and liabilities. Actual results could differ from those estimates.


                                       4                             (Continued)

                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                         Notes to Financial Statements

                          December 31, 1999 and 1998



(2)     Summary of Significant Provisions of the Plan

        The Plan is an employee stock purchase plan and is intended to qualify under Internal Revenue Code (Code) Section 423. The Plan is administered by the Human Resources, Compensation and Employee Benefits Committee of the Company's Board of Directors (Committee). The Common Stock owned by Participants prior to withdrawal from the Plan are held in individual participant accounts in a custodian account with The Bank of New York (Custodian). Prior to October 1998, the custodian was First Chicago Trust Company of New York. Participants should refer to the plan agreement and prospectus for a more complete description of the Plan's provisions.

        The Company has reserved for issuance and purchase by Participants under the Plan an aggregate of one million shares of Common Stock. These shares are authorized but unissued. Shares needed to satisfy the requirements of the Plan may be newly issued by the Company or acquired by purchases at the expense of the Company on the open market or in private transactions. During 1999, 1998 and 1997, all shares needed to satisfy the requirements of the Plan were purchased on the open market. The Company paid the difference between the purchase price in the open market, including brokerage fees, and the amount provided by the employee and employer contributions.

        Any person who is employed by the Company (or by any eligible subsidiary of the Company) is eligible to participate in the Plan on the first day of any payroll period following the employee's commencement of employment. A Participant may make voluntary contributions to the Plan in whole percentage amounts ranging from one to fifteen percent of compensation for the year. Under Code section 423(b)(8), a Participant is limited to purchases of no more than $25,000 of Common Stock, at fair value, in any calendar year. The Plan had 809 and 743 Participants as of December 31, 1999 and 1998, respectively.

        Payroll deductions are accumulated by the Company during each calendar quarter and transferred to the Plan at the end of each calendar quarter to be applied towards the purchase of full and partial shares of Common Stock. The purchase price per share at which Common Stock shares are acquired by Participants equals the lower of (a) eighty-five percent of the fair market value of a share of Common Stock on the first trading day of each calendar quarter (Grant Date), or (b) eighty-five percent of the fair market value of a share of Common Stock on the last trading day of each calendar quarter (Investment Date). The Plan defines fair market value to be the closing trading price of the Common Stock on the New York Stock Exchange as reported in the Wall Street Journal. During 1997, the first Grant Date was May 1, 1997, the first payroll period after the Plan was approved. The first Investment Date was June 30, 1997. All subsequent purchase periods followed the calendar quarter schedule as defined in the Plan's provisions. Participants are fully vested in their individual participant accounts at all times and have the right at any time to obtain certificates for full shares of Common Stock in these accounts.

        Participants may cease participation in or withdraw shares from the Plan at any time, but may not begin payroll deductions again for six months. A Participant may change the payroll deduction percentage


                                       5                             (Continued)

                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                         Notes to Financial Statements

                          December 31, 1999 and 1998



        up to four times per year. Participation in the Plan is automatically terminated upon retirement, termination of active employment or death.


(3)     Investment in Common Stock

        The net unrealized appreciation (depreciation) in fair value of investment in Common Stock as of December 31, 1999, 1998 and 1997 and the change in such amount during the periods were as follows:


                                                                               Net
                                                                           unrealized
                                             Fair                         appreciation
                                            value            Cost        (depreciation)
                                        -------------   -------------   ----------------
       Balance, May 1, 1997            $        --              --                 --

       Change for the period ended
           December 31, 1997                585,523         479,487            106,036
                                        -------------   -------------   ----------------

       Balance, December 31, 1997           585,523         479,487            106,036

       Change for the year ended
           December 31, 1998              2,381,721       1,381,083          1,000,638
                                        -------------   -------------   ----------------

       Balance, December 31, 1998         2,967,244       1,860,570          1,106,674

       Change for the year ended
           December 31, 1999                703,111       1,248,508           (545,397)
                                        -------------   -------------   ----------------

       Balance, December 31, 1999      $  3,670,355       3,109,078            561,277
                                        =============   =============   ================

        The Plan held 124,419 and 79,524 shares of Common Stock on December 31, 1999 and 1998, respectively. In addition, 16,698 shares were pending purchase on December 31, 1999.


(4)     Tax Status

        The Plan is intended to qualify under the provisions of Code Section
        423. Under these provisions, Participants are taxed on amounts withheld for the purchase of Common Stock when such amounts are actually withheld. Other than this tax, no income is taxable to a Participant until disposition of the Common Stock acquired. The method of taxation, as ordinary income or as capital gains, will depend upon the holding period of the purchased shares.

        There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Plan. The Company is generally entitled to a deduction to the extent the amounts are taxed as ordinary income to a Participant.


                                       6                             (Continued)

                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                         Notes to Financial Statements

                          December 31, 1999 and 1998



(5)     Plan Termination

        Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan. In the event of a plan termination, Participants will be refunded the amounts of any employee contributions which have not yet been applied to the purchase of Common Stock and the Common Stock shares in their individual participant accounts.


(6)     Year 2000 Readiness Disclosure

        The Company had a unified Year 2000 plan for the Company and its subsidiaries. As part of the plan, the Company monitored the Year 2000 efforts of the vendors performing critical outsourced functions for the Plan through the use of surveys. The information provided by the vendors was confirmed by phone but was not independently verified. The Plan's recordkeeper and custodian, The Bank of New York, reported that renovation and testing of its mission-critical systems were substantially completed by December 31, 1998 in compliance with the requirements set forth by the Federal Financial Institutions Examination Council. In addition, The Bank of New York indicated that its business continuity plans were being reviewed and upgraded in an effort to mitigate potential risks.

        The Bank of New York in turn uses third-party vendors to support its activities for the Plan. Examples include security brokers, banks and stock exchanges. It was not within the Company's ability to determine the Year 2000 status of these companies. The Company relied on the efforts of the vendors it selected for outsourced functions to ensure that these vendors could conduct their business on and after January 1, 2000.

        The Plan experienced no material Year 2000-related disruptions as a result of noncompliance by its critical vendors.

                                       7